EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-219556 on Form S-3 and Registration Nos. 333-15689, 333-42534, 333-65924, 333-162624, 333-129698, and 333-15671 on Form S-8, of our reports dated February 28, 2019, relating to the consolidated financial statements of Century Aluminum Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Century Aluminum Company and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 28, 2019